                                                                    EXHIBIT 4.4

                       FIRST AMENDMENT TO CREDIT AGREEMENT


      THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of March 1, 1996, and is between BEST BUY CO., INC., a Minnesota corporation (the "Company"), the lenders party to the Credit Agreement, as hereinafter defined (such lenders being hereinafter sometimes referred to, collectively, as the "Banks"), and FIRST BANK NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, the "Agent").

      WITNESSETH THAT:

      WHEREAS, the Company, the Banks and the Agent are parties to an Amended and Restated Credit Agreement dated as of August 25, 1995 (the "Credit Agreement"); and

      WHEREAS, the Company, the Banks and the Agent have agreed to amend the Credit Agreement as provided herein.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. CERTAIN DEFINED TERMS. Each capitalized term used herein without being defined that is defined in the Credit Agreement shall have the meaning given to it in the Credit Agreement.

      2. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is amended as follows:

          (a) Section 1.01 is amended to add the following definitions in the appropriate alphabetical order:

                "ACTUAL SENIOR DEBT RATING": the rating for the Company or any outstanding senior, unsecured pubic debt issued by the Company that is NOT credit-enhanced, as announced from time to time by either S&P or Moodys.

                "APPLICABLE COMMITMENT FEE PERCENTAGE": as of any date of determination, the applicable percentage based on the Performance Level, as set forth below:

                Performance Level            Applicable Percentage
                -----------------            ---------------------

                       I                            0.25%
                       II                           0.25%


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                       III                          0.375%
                       IV                           0.50%

                "APPLICABLE LETTER OF CREDIT FEE PERCENTAGE": as of any date of determination, (a) with respect to Letters of Credit having a scheduled expiration date not more than six months after the date of issuance, the applicable percentage based on the Performance Level, as set forth below:

                   Performance Level        Applicable Percentage
                   -----------------        ---------------------

                       I                            0.75%
                       II                           0.75%
                       III                          1.25%
                       IV                           1.75%

          and (b) with respect to Letters of Credit having a scheduled expiration date more than six months after the date of issuance, the applicable percentage based on the Performance Level, as set forth above, plus one-quarter of one percent (0.25%).

                "BB CONCEPTS": Best Buy Concepts, Inc., a Nevada corporation.

                "BB INVESTMENTS": BBC Investment Co., a Nevada corporation.

                "IMPLICIT SENIOR DEBT RATING": the implicit rating for senior, unsecured debt issued by the Company that is not credit-enhanced, as announced from time to time by S&P or Moody's, or if no such implicit rating is announced by either S&P or Moody's, a rating two grade levels higher than the rating announced by such rating agency for the Company's senior subordinated debt. If no rating is announced by either rating agency for the Company's senior subordinated debt, the Implicit Senior Debt Rating for such agency shall be deemed to be B (for S&P) or B2 (for Moody's).

                "MOODY'S": Moody's Investor Services, Inc., or any successor to its statistical debt rating business.

                "PERFORMANCE LEVEL": as of any date of determination, the Performance Level based on (i) for Performance Level I, the Actual Senior Debt Rating, and (ii) for performance Levels II, III and IV, the Implicit Senior Debt Rating, as set forth below:

                Senior Debt Rating               Performance Level
                ------------------               -----------------

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                BBB- or higher by S&P                   I
                         or
                Baa3 or higher by Moody's

                BB or higher by S&P                     II
                         and
                Ba2 or higher by Moody's

                B+ or BB- by S&P                        III
                         and
                B1 or Ba3 by Moody's

                B or lower by S&P                       IV
                         and
                B2 or lower by Moody's

          If the Actual Senior Debt Rating at either S&P or Moodys would result in Performance Level I applying, Performance Level I will apply. In all other cases, if the Implicit Senior Debt Ratings of S&P and Moody's would result in different Performance Levels applying, the Performance Level shall be the numerically higher (i.e., based on the lower Implicit Senior Debt Rating) of such Performance Levels. Any change in the Performance Level shall be effective as of the date of the change in the Actual Senior Debt Rating or Implicit Senior Debt Rating causing such change.

               "S&P": Standard & Poors Rating Group, a division of McGraw-Hill, Inc., and any successor to its statistical debt rating business.

          (b) Section 1.01 is further amended to restate the following definitions as follows:

               "APPLICABLE MARGIN": as of any date of determination, the applicable percentage based on the Performance Level, as set forth below:

          Performance         Eurodollar          Swing-Line          Reference
            Level           Rate Advances           Loans          Rate Advances
            -----           -------------           -----          -------------

             I                  0.75%              -0.75%              -0.50%
             II                 1.00%              -0.75%              -0.50%
             III                1.50%              -0.375%              0
             IV                 2.00%               0                   0.50%

          The Applicable Margin for any Eurodollar Advance during any Interest Period applicable thereto shall be the Applicable Margin in effect on the first day of such Interest Period.

               "REFERENCE RATE": the greater of (a) rate of interest from time to time publicly announced by First Bank as its "reference rate" or
          (b) the Federal Funds Rate plus 1.0%. First Bank may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under the Notes which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

          (c) Section 2.13 is amended by adding "plus the Applicable Margin" after "Reference Rate" where it appears in the last sentence thereof.

          (d)  Section 2.18(b) is restated in its entirety as follows:

                   (b) The Company shall pay to the Agent, for the account of the Banks, for the period from March 1, 1996 until the Termination Date, fees (the "Commitment Fees") in an amount equal to (a) the Applicable Commitment Fee Percentage per annum (determined daily on a floating basis) of the average daily Unused Base Commitment Amount, (b) one-eighth of one percent (0.125%) per annum of the average daily Unused Seasonal Commitment Amount and (c) the Applicable Commitment Fee Percentage per annum (determined daily on a floating basis) of the Unused Designated Amount. Such Commitment Fees are payable quarterly in arrears on the first day of the following calendar quarter and on the Termination Date.

      All Commitment fees payable through February 29, 1996 under
      Section 2.18(b) of the Credit Agreement, as in effect prior to this Amendment, shall be payable on April 1, 1996.

          (e) The first sentence of Section 2.19 is restated in its entirety as follows:

          For each Letter of Credit issued, the Company shall pay to the Agent for the account of the Banks, in advance on the date of issuance, a fee (a "Letter of Credit Fee") in an amount equal to the Applicable Letter of Credit Fee Percentage per annum, as in effect on the date of issuance, of the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit.

          (f) Section 5.01 is amended by deleting the word "and" at the end of clause (f) thereof, relettering clause (g) thereof as clause (h), and adding the following as clause (g) thereof:

                    (g) as soon as practicable and in any event within five Business Days after (i) the Company receives notice of any change in the Implicit Senior Debt Rating of either S&P or Moody's, or
               (ii) the Company receives notice of any Actual Senior Debt Rating, or change in the Actual Senior Debt Rating, by S&P or Moody's, notice of such rating or change.

          (g)  Section 5.11 is restated in its entirety to read as follows:

               Section 5.11 RESTRICTIONS ON FUNDAMENTAL CHANGES. Not, and not permit any Subsidiary to:

                    (a) in the case of BBC, engage in any business activities or operations other than (i) the ownership of the general partnership interest in Best Buy Stores, L.P., and (ii) activities permitted for a Real Estate Subsidiary;

                    (b) in the case of Best Buy Capital, engage in any business activities other than the issuance of the MIPS and the lending of the proceeds thereof, together with all or any part of any Investment made by the Company in Best Buy Capital, to the Company;

                    (c) in the case of BB Concepts, own any assets other than the "Best Buy" trademark and related intellectual property rights, license agreements with respect to those trademarks and related intellectual property rights with the Company and any Operating Subsidiary and other assets not to exceed $1,000,000 excluding amounts due to or from Affiliates of the Company) incident to its ownership or licensing of the foregoing, or incur any liabilities other than operating liabilities relating to its ownership and licensing of the trademarks and related intellectual property rights described above, Guarantees of liabilities of the Company and its Subsidiaries to the Banks, and liabilities to the Company and any Operating Subsidiary; PROVIDED, that BB Concepts may not own any such assets or incur any such liabilities unless, within five Business Days after it is formed, the Agent shall have received a Guaranty, in the form of Exhibit G hereto, duly executed by BB Concepts, together with such certificates and opinions as the Agent may reasonably request in connection therewith;

                    (d) in the case of BB Investments, own any assets other than shares of the capital stock of, limited partnership interests in, or similar ownership interests in Operating Subsidiaries, and incur any liabilities other than Guarantees of liabilities of the Company and its Subsidiaries to the Banks;

                    (e) in the case of the Company and its Subsidiaries taken as a whole, engage in any business activities or operations substantially different from or unrelated to those in which the Company was engaged on the Signing Date;

                    (f) enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for the merger of any Subsidiary with and into the Company or any other Subsidiary;

                    (g) convey, sell, lease, transfer or otherwise dispose of (or enter into any commitment to convey, sell, lease, transfer or otherwise dispose of), in one or more transactions, all or any part of its business or assets, whether now owned or hereafter acquired, other than the sale of inventory and sales of private label credit card receivables in the ordinary course of business, except (i) the Company may sell the store properties (but not any equipment other than building fixtures), provided that such store properties are leased back to the Company and that no Event of Default or Unmatured Event of Default exists or would exist as a result of such sale and lease back and (ii) in addition, the Company and its Subsidiaries may dispose of any of their respective assets if, after giving effect to any such disposal, the aggregate book value of all assets disposed of by the Company and its Subsidiaries during the period from the Signing Date to the Termination Date (other than inventory sold in the ordinary course of business) does not exceed, on a cumulative basis at the time of any such disposition, ten percent of the Company's Tangible Net Worth as of the end of the preceding fiscal year;

                    (h) acquire by purchase or otherwise all or substantially all the business or property of, or stock or other evidence of beneficial ownership of, any Person; or

                    (i) create, acquire or own any Subsidiary other than (i) the Subsidiaries listed on Schedule 4.19, (ii) BB Concepts and BB

               Investments, (iii) Operating Subsidiaries created or acquired after the Signing Date, provided that (A) all of the issued and outstanding shares of each class of capital stock, partnership interests in or other ownership interests in each such Operating Subsidiary is owned, directly or indirectly, by the Company and
               (B) each such Operating Subsidiary shall have executed and delivered to the Agent a guaranty of the Obligations in the form of Exhibit G hereto, together with such certificates and opinions as the Agent may reasonably request in connection therewith, and (iv) Real Estate Subsidiaries created after the Signing Date.

          (h) Section 5.13 is amended to delete the word "and" at the end of subsection (g), delete the period at the end of subsection (h) and substitute"; and" therefor, and add the following after subsection (h):

               (i) Indebtedness in respect of a loan from the State of Ohio Development Authority to finance a distribution center in Findlay, Ohio in an amount not to exceed $5,000,000, on terms satisfactory to the Agent, which Indebtedness shall be supported by a Letter of Credit.

          (i) Sections 5.14(g) and (h) are restated in their entirety to read as follows:

               (g) Investments in BBC in an amount not to exceed $2,000,000, provided BBC complies with the requirements of Section 5.11(a);

               (h) Investments in Best Buy Capital, BB Concepts and BB Investments, provided that Best Buy Capital, BB Concepts and BB Investments comply with the requirements of Sections 5.11(b), (c) and
          (d), respectively; and

          (j)  Section 5.15 is restated in its entirety to read as follows:

               Section 5.15 GUARANTEES. Not, and not permit any Subsidiary to, be or become liable on any Guarantee, except (a) Guarantees of the Indebtedness of BBC to Conquest under the Master Lease Agreement and the Agreement for Lease, PROVIDED that the requirements of clause
          (b)(iii) of Section 5.26 are satisfied, (b) Guarantees of the Indebtedness of Operating Subsidiaries and Real Estate Subsidiaries created or acquired after the Signing Date as permitted pursuant to
          Section 5.11(e), (c) Guarantees of the Obligations and other liabilities of the Company or any Operating Subsidiary to the Banks by BB Concepts, BB Investments and Operating Subsidiaries, and (d) a subordinated Guaranty by the Company of certain obligations of Best Buy Capital in respect of the

          MIPS; PROVIDED, that the Company may not amend or cancel the subordination provisions thereof.

          (k)  Section 5.24 is restated in its entirety to read as follows:

               Section 5.24 INTEREST COVERAGE RATIO. Not permit the Interest Coverage Ratio for any Measurement Period to be less than 1.70 to 1.00.

          3. EFFECTIVENESS OF AMENDMENT. This Amendment shall be deemed effective as of the date first above written, but only upon delivery to the Agent of this Amendment duly executed by the Company and the Majority Banks, and when each of the following conditions precedent has been satisfied:

               (a) no material action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened with respect to the Company that could have a material adverse affect on the Company;

               (b) no material adverse change in the business assets, financial condition or prospects of the Company shall have occurred since February 25, 1995;

               (c) payment shall have been made to, and received by, the Agent of (i) an amendment fee in the amount of $275,000, for the account of the Banks, and (ii) all amounts payable to the Agent under the Credit Agreement or this Amendment, including, without limitation, all expenses of the Agent and the fees and expenses of counsel to the Agent incurred on or prior to the effective date of this Amendment, in the amounts requested by the Agent;

               (d) the representations and warranties contained in Article IV of the Credit Agreement, as amended hereby, are correct on and as of the effective date of this Amendment as though made on and as of such date; and

               (e) no Event of Default or Default has occurred and is continuing, or would result from the execution and delivery of this Amendment or the consummation of the transactions contemplated hereby.

          4. ACKNOWLEDGEMENT. The Banks and the Company each acknowledge that, as amended hereby, the Credit Agreement, as amended by this Amendment, remains in full force and effect with respect to the Company, the Banks and the Agent. The Company confirms and acknowledges that it will continue to comply with the covenants set out in the Credit Agreement, as amended hereby, and that its representations and warranties set out in the Credit Agreement, as amended hereby, are true and correct as of the date of this Amendment. The Company further represents and warrants that (i) the execution, delivery and performance of this

Amendment by the Company is within its corporate powers and has been duly authorized by all necessary corporate action, (ii) this Amendment has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to limitations as to enforceability which might result from bankruptcy, insolvency or other similar laws affecting creditors' rights generally) and (iii) no Events of Default or events which, with the giving of notice or passage of time, would be an Event of Default, exist under the Credit Agreement.

          5. COUNTERPARTS. This Amendment may be signed by the parties hereto on different counterparts with the same effect as if the signatures hereto were on the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.


                                          BEST BUY CO., INC.

                                          By /s/ Robert C. Fox
                                             -----------------------------------
                                             Its Sr VP Finance
                                                 -------------------------------


                                          FIRST BANK NATIONAL ASSOCIATION

                                          By /s/ John Gatzlaff
                                             -----------------------------------
                                             Its Vice President
                                                 -------------------------------


                                          BANK ONE, DAYTON, NATIONAL ASSOCIATION

                                          By /s/ John B. Middelberg
                                             -----------------------------------
                                             Its Vice President
                                                 -------------------------------


                                          THE MITSUBISHI BANK, LIMITED
                                          (CHICAGO BRANCH)

                                          By /s/ J.R. Arnold
                                             -----------------------------------
                                             Its Vice President
                                                 -------------------------------


                                          FIRST UNION NATIONAL BANK OF
                                          NORTH CAROLINA

                                          By /s/
                                             -----------------------------------
                                             Its
                                                 -------------------------------


                                          THE LONG TERM CREDIT BANK OF
                                          JAPAN, LTD.

                                          By /s/ Armund Schoen
                                             -----------------------------------
                                             Its Vice President and
                                                 -------------------------------
                                                 Deputy General Manager
                                                 -------------------------------


                                          THE BANK OF NOVA SCOTIA

                                          By /s/ F.C.H. Ashby
                                             -----------------------------------
                                             Its Sr Manager Loan Operations
                                                 -------------------------------

                                          YASUDA TRUST AND BANKING CO., LTD.

                                          By /s/ Joseph C. Meek
                                             -----------------------------------
                                             Its First Vice President & Manager
                                                 -------------------------------


                                          THE BANK OF TOKYO, LTD.
                                          (CHICAGO BRANCH)

                                          By /s/ Joseph P. Howard
                                             -----------------------------------
                                             Its Vice President
                                                 -------------------------------


                                          THE SUMITOMO BANK, LIMITED

                                          By /s/ John W. Howard, Jr.
                                             -----------------------------------
                                             Its Vice President
                                                 -------------------------------
                                             /s/ Michael J. Philippe
                                             -----------------------------------
                                             Its Vice President & Manager
                                                 -------------------------------


                                          MERCHANTILE BANK OF ST. LOUIS
                                          NATIONAL ASSOCIATION

                                          By /s/ Sally H. Roth
                                             -----------------------------------
                                             Its Vice President
                                                 -------------------------------


                                          COMERICA BANK

                                          By /s/
                                             -----------------------------------
                                             Its
                                                 -------------------------------


                                          WELLS FARGO BANK

                                          By /s/
                                             -----------------------------------
                                             Its
                                                 -------------------------------


                                          BANK OF AMERICA ILLINOIS

                                          By /s/ Guy Stapleton
                                             -----------------------------------
                                             Its
                                                 -------------------------------



                                          BANQUE NATIONAL DE PARIS

                                          By /s/
                                             -----------------------------------
                                             Its
                                                 -------------------------------

                                          THE DAI-ICHI KANGYO BANK, LTDS.
                                          (CHICAGO BRANCH)

                                          By /s/
                                             -----------------------------------
                                             Its
                                                 -------------------------------


                                          THE SAKURA BANK, LIMITED

                                          By /s/ Hajime Miyagi
                                             -----------------------------------
                                             Its Joint General Manager
                                                 -------------------------------


                                          THE SANWA BANK, LIMITED,
                                          (CHICAGO BRANCH)

                                          By /s/ Gordon Holtby
                                             -----------------------------------
                                             Its Vice President & Manager
                                                 -------------------------------


                                          UNITED STATES NATIONAL BANK OF OREGON

                                          By /s/ Blake R. Howells
                                             -----------------------------------
                                             Its Vice President
                                                 -------------------------------